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                                                        [STAMP]
                                                        1721823
                                                         FILED
                                        In the office of the Secretary of State
                                              of the State of California
                                                     Mar 16, 1993
                                                  /s/ March Fung Eu
                                          MARCH FUNG EU, Secretary of State

                            ARTICLES OF INC0RPORATION

                                       OF

                                WEST COAST SALES

                                        I

            The name of this corporation is West Coast Sales.


                                       II

            The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

            The name and address in the State of California of this corporation's initial agent for service of process is:

                                  Fred E Siegel
                            987 North Enterprise Way
                            Orange, California 92667

                                       IV

            This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000.

                                        V

            The liability of the directors of the corporation for monetarv damages shall be eliminated to the fullest extent permissible under California law.

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                                       VI

            The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

DATED:   March 8, 1993.


                                                  /s/ N. Cris Prince
                                                  -----------------------------
                                                  N. Cris Prince, Incorporator